Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-232191, 333-237345, 333-254499, 333-263531, 333-270744, 333-271237, 333-278619, 333-285890, and 333-288584) on Form S-8 and (No. 333-288583) on Form S-3 of our report dated March 16, 2026, with respect to the consolidated financial statements of Stoke Therapeutics, Inc..

/s/ KPMG LLP

Boston, Massachusetts

March 16, 2026